Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES FINANCIAL RESULTS FOR 2009

PITTSBURGH, February 22, 2010 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) announces unaudited financial results for the year and quarter ended December 31, 2009.

Operating Results
For the year ended December 31, 2009, a number of factors contributed to a net loss of ($37.4) million, which was a decrease of $56.8 million compared to net income of $19.4 million for the year ended December 31, 2008. In both 2009 and 2008, the major driver of financial performance was other-than-temporary impairment (OTTI) charges on the Bank’s private-label mortgage-backed securities (MBS) investment portfolio. Net OTTI charges for the years ended December 31, 2009 and 2008 were $228.5 million and $266.0 million, respectively. The year-over-year net income/loss variance was also driven by lower net interest income, higher operating expenses and a $35.3 million contingency reserve recorded in the first quarter 2009. Decreases in interest income on investments and advances were partially offset by lower interest expense on consolidated obligations. Full year 2008 results also included the benefit of one-time gains on derivatives and hedging activities related to the termination and replacement of certain Lehman Brothers Special Financing, Inc. derivatives.

“Changes in GAAP accounting for OTTI make a surface comparison of year-over-year results difficult, but by any measure, our 2009 results were not satisfactory,” said John R. Price, President and Chief Executive Officer. “Yet through all of the twists and turns of the last two years – not to mention the 75 years before that – we have continued to fulfill our mission as a reliable funding source for our members.”

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Year-end 2009 Results
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As previously disclosed, FHLBank Pittsburgh discontinued the purchase of private-label MBS in late 2007. The credit portion of FHLBank OTTI charges for 2009 resulted primarily from an increase in projected losses on the collateral underlying certain of the FHLBank’s private-label residential MBS and home equity loan investments. Each quarter, working with the FHLBank System OTTI Governance Committee, the Bank updates its OTTI analysis to reflect current loan performance and current housing market assumptions in its collateral loss projection models, which generate the projected losses. Several factors contributed to the increases in projected losses, including lower forecasted housing prices followed by slower housing price recovery, continued rising unemployment and limited refinancing opportunities for borrowers whose houses are now worth less than the balances of their mortgages. These trends led to lower projected prepayment rates, higher projected default rates and higher projected losses on defaulted loans.

The Bank actively monitors the credit quality of its MBS. It is not possible to predict the magnitude of additional OTTI charges in the future, because that will depend on many factors, including economic, financial market and housing market conditions and the actual and projected performance of the loan collateral underlying the Bank’s MBS. If delinquency and/or loss rates on mortgages and/or home equity loans continue to increase, and/or there is a further rapid decline in residential real estate values, the Bank could experience reduced yields or further losses on these investment securities.

Net interest income for the year ended December 31, 2009, after provision (benefit) for credit losses, was $266.6 million, a decrease of $8.2 million, or 3.0%, from $274.8 million for full year 2008. For the full year 2009, the net interest margin improved seven basis points, to 36 basis points. Favorable funding costs drove this improvement.

Based on the 2009 net loss, the Bank’s normal mechanism for setting aside Affordable Housing Program (AHP) funding to be awarded in 2010 was not available. However, as permitted in regulation, the Bank has elected to allot up to $2 million of future periods’ required AHP contributions to be awarded during 2010. This is referred to as accelerated AHP. The Bank will credit the accelerated AHP contribution against required AHP contributions over the next five years.

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FHLBank Pittsburgh Reports Year-end 2009 Results
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For the fourth quarter ended December 31, 2009, FHLBank Pittsburgh had a net loss of ($5.5) million, an improvement of $182.4 million compared to a net loss of ($187.9) million for fourth quarter 2008. The variance was driven primarily by the difference in OTTI charges: $65.4 million for the 2009 quarter compared with $266.0 million for the 2008 quarter. However, as noted above, the OTTI charge in 2008 included both credit and non-credit assessments as required before the Financial Accounting Standards Board changed the accounting methodology in the first quarter of 2009.

Net interest income for fourth quarter 2009, after provision (benefit) for credit losses, was $69.7 million, an increase of $41.8 million, or 149.8%, compared to $27.9 million in fourth quarter 2008.

Balance Sheet and Capital
At December 31, 2009, advances decreased $21.0 billion, or 33.8%, to $41.2 billion, compared to $62.2 billion at December 31, 2008, as members decreased borrowing, increased deposits and utilized government programs aimed at improving liquidity. Total assets at December 31, 2009, were $65.3 billion, a decrease of $25.5 billion, or 28.1%, from $90.8 billion at year-end 2008. Total capital at December 31, 2009, was $3.7 billion, a decrease of $421.8 million, or 10.2%, from $4.1 billion at year-end 2008. Retained earnings were $389.0 million at December 31, 2009, an increase of $218.5 million, or 128.2%, from $170.5 million at December 31, 2008. This increase in retained earnings was significantly affected by the adoption of amended OTTI guidance, which required a cumulative effect adjustment as of January 1, 2009. This adjustment increased retained earnings by $255.9 million with an offsetting decrease to accumulated other comprehensive income (loss). At December 31, 2009, accumulated other comprehensive loss totaled $693.9 million. At December 31, 2009, FHLBank Pittsburgh remained in compliance with all regulatory capital requirements.

Following are a condensed Statement of Condition as of December 31, 2009 and 2008 and a condensed Statement of Operations for the years ended December 31, 2009 and 2008.

Detailed and audited financial information will be available in FHLBank Pittsburgh’s 2009 Form 10-K, which will be filed in March. FHLBank’s filings can be accessed through FHLBank Pittsburgh’s Web site at www.fhlb-pgh.com, or on the SEC’s Web site at www.sec.gov.

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FHLBank Pittsburgh Reports Year-end 2009
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FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At December 31, 2009, it had 316 members in its district of Delaware, Pennsylvania and West Virginia and approximately $65 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

This document contains “forward-looking statements”- that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-backed securities), the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), changes in our membership profile, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, regulatory actions or approvals, competitive pressure from alternative member funding sources, government actions and programs in response to the credit crisis, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, and shifts in demand for our products and consolidated obligations. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. The FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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Unaudited Condensed Statements of Condition and Operations

	As of December 31,
Statement of Condition (in millions)	2009	2008
ASSETS
Investments (1)	$17,173.5	$21,798.1
Advances	41,177.3	62,153.4
Mortgage loans held for portfolio, net	5,162.8	6,165.3
All other assets	1,777.3	689.1

Total assets	$65,290.9	$90,805.9

LIABILITIES
Consolidated obligations, net	$59,312.8	$84,263.0
All other liabilities	2,265.0	2,408.0

Total liabilities	61,577.8	86,671.0
CAPITAL
Total capital stock	4,018.0	3,981.7
Retained earnings	389.0	170.5
Accumulated other comprehensive loss	(693.9)	(17.3)

Total capital	3,713.1	4,134.9

Total liabilities and capital	$65,290.9	$90,805.9

(1) Investments include held-to-maturity securities, available-for-sale securities, trading securities, interest-earning deposits and Federal funds sold.

	For the Full Year Ended December 31,
Statement of Operations (in millions)	2009	2008
Total interest income	$1,447.8	$3,351.8
Total interest expense	1,183.8	3,069.9

Net interest income	264.0	281.9
Provision (benefit) for credit losses	(2.6)	7.1
Net other-than-temporary impairment (OTTI) charges(2)	(228.5)	(266.0)
All other income (loss)	(11.2)	73.8
All other expense	64.3	56.2

Income before assessments	(37.4)	26.4
Affordable Housing Program	—	2.2
REFCORP	—	4.8

Total assessments	—	7.0
Net income (loss)	$(37.4)	$19.4

(2) The 2008 Net OTTI charges include both credit and noncredit charges. Upon adoption of the amended OTTI guidance on January 1, 2009, the noncredit charges of $256 million were reclassified from retained earnings to accumulated other comprehensive loss.

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